Exhibit 10.55

November 30, 2020

Wesley S. Lobo

[OMITTED]

Dear Wes,

It gives me great pleasure to offer you the position of Chief Marketing Officer (“CMO”) at Nephros, Inc. ( “Nephros”). As CMO, you will be responsible for developing and executing Nephros’s marketing and revenue growth strategies, which will include product planning, product-market fit, go-to-market, building a strong marketing organization, and related activities. You will also be an officer of the corporation, a member of Nephros’s top management team, and will report to me.

Your initial annual compensation will be $275,000. This amount will be reviewed annually. In addition, you will be eligible to receive an annual bonus targeted at $82,500 (30% of your base salary), based on the Company’s achievements of its goals. If the bonus is payable, it may be paid in cash, restricted stock, or a combination of the two, at the company’s discretion and in accordance with similar payments to other senior executives.

Subject to approval of Nephros’s board of directors, you will be granted an option to purchase 114,178 shares of the company’s stock (1% of current fully diluted shares) pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”). Your right to exercise the stock options will vest over four years, in accordance with standard company practices.

Your expected start date is between January 18 and February 1, 2021.

The Company currently provides its employees with a benefits package, including:

●	Health plan – Approximately 90% company paid
●	Health Reimbursement Plan – 100% company paid
●	Dental and Vision Plan – 100% company paid
●	Life Insurance – 100% company paid
●	Flexible Spending Account – Employee-paid
●	Long- and Short-Term Disability Plan – Employee-paid
●	SIMPLE IRA Savings Plan – Employee-paid with up to 3% company match
●	15 PTO days annually. “Use it or lose it” policy, where lawful

Termination Benefit: Following one year of employment, you will be entitled to three months of base salary and continued health benefits in the event your employment is terminated by the Company without cause. Following two or more years of employment, you will be entitled to six months base salary and health benefits in the event you are terminated without cause. Any such health insurance benefits provided to you post termination will be on the terms and conditions then in effect for the Company’s employees.

Please note, that as set forth in the Company’s Personnel Policies and Procedures, the employee benefits provided to you by the Company are subject to change by the Company, in its sole discretion, at any time and from time to time.

Even though some provisions of this letter refer to future dates, they are merely reference points for certain events that are scheduled for as long as you are employed by the Company. Your employment with the Company is for an indefinite term and nothing in this letter modifies your at-will employment relationship with the Company.

Your employment will be subject to the Company’s Personnel Policies and Procedures, your entry into a Confidentiality, Invention Assignment and Non-Competition Agreement in the form separately provided to you, and Nephros’ general satisfaction with your work performance. Either you or Nephros may terminate your employment with the company for any reason with written notice.

This offer is contingent upon satisfactory completion of reference and background checks and proof of no conflicting agreement with your current employer.

If you have any questions regarding the details of this offer, please feel free to contact me. We are very excited about having you on our team. If you agree to the conditions that have been outlined, please sign, date, scan and return by e-mail at your earliest convenience.

(signature page follows)

Sincerely,

/s/ Andy Astor
Andy Astor, Chief Executive Officer

Accepted:

/s/ Wesley S. Lobo
Wesley S. Lobo